Exhibit 99.1

AGGREGATE TOTALS FOR THE FISCAL YEAR NOTEHOLDERS REPORT - SERIES 2002-1G WST TRUST

Date of Report - Determination Date 30-May-06

Housing Loan Collection Period 21-May-05 to 20-May-06
(inclusive)	(inclusive )
Days in Collection Period	365
Coupon Period 06-June -05 to 05-Jun-06
(inclusive)	(exclusive )
Days in Coupon Period	364
3 month BBSW (average)	5.6163%
3 Month USD-LIBOR (average)	4.12500%
Foreign Exchange Rate	0.5201
AUD
Available Income	37,887,422
Total Available Funds	37,887,422
Accrued Interest Adjustment	0
Redraws Made	142,628,821
Redraw Shortfall	0
Redraw Facility Draw	0
RFS Issued This Period	0
Trust Expenses	1,673,762
Total Payment	33,515,389
Payment Shortfall	0
Principal Draw This Period	0
Total Principal Draws Outstand	0
Gross Principal Collections	308,338,030
Principal Collections	165,709,209
Excess Available Income	4,372,033
Excess Collections Dist.	4,372,033
Liquidity Shortfall	0
Liquidity Net Draw / (Repayment)this period	0
Remaining Liquidity Shortfall	0
Liquidation Loss	0
Principal Charge Offs	0
Prepayment Benefit Shortfall	0
Average Daily Balance	499,667,873
Subordinated Percentage	3.04319%
Initial Subordinated Percentage	1.1517%
Average Quarterly Percentage	0.24023%

	Principal/ 100,000	Coupon/ 100,000/10,000
Class A	7,487.6855	1,003.9862	usd
Class B	2,017.1417	411.3271	aud

	Stated Amount - AUD	Equiv. Percentage Forex %	Chargeoffs
Class A	409,218,834.63	96.95681%	1.00000
Class B	13,942,750.43	3.04319%
RFS	0
TOTAL	423,161,585.06	100.00000%	100.00000%

	Stated Amount - USD	Bond Factor
Class A	212,834,715.89	0.1907121	0.00
Class B	7,251,624.50	0.5577100	0.00
RFS	0.00	0.00
TOTAL	220,086,340.39

$A
Scheduled principal	26,926,755
Unscheduled principal	138,782,454

Principal Collections	165,709,209

Fixed Rate Housing Loan	38,042,150
Variable Rate Housing Loans	385,119,435

423,161,585